                                                                    Exhibit 11.1


                            Castle Energy Corporation
                 Statement of Computation of Earnings Per Share
                (Dollars in thousands, except per share amounts)
                                   (Unaudited)



                                                                          Six Months Ended March 31,
                                                          -------------------------------------------------------
                                                                      1996                         1995
                                                          --------------------------    -------------------------
                                                                             Fully                        Fully
                                                             Primary        Diluted        Primary       Diluted
                                                          -----------    -----------    -----------   -----------

  I.  Actual shares outstanding at September 30             6,693,646      6,693,646      7,627,646     7,627,646

      Stock issued during the period:
         Stock, net                                                                       (894,484)      (894,484)
         Options exercised                                                                   1,648          1,648

 II.  Weighted Equivalent Shares:
         Assumed exercise of options and warrants              18,701         25,715        143,839        28,058
         Assumed conversion of debenture                                                     38,450        38,450
                                                          -----------    -----------    -----------   -----------

III.  Weighted average shares and equivalent shares         6,712,347      6,719,361      6,917,099     6,801,318
                                                          ===========    ===========    ===========   ===========

 IV.  Net income:
         Net income before adjustment                     $    10,628    $    10,628    $    14,120   $    14,120

         Assumed interest savings, net of tax, "as if,"
         the convertible debenture had been exercised
         and debt had been retired utilizing proceeds
         of the exercise of options and warrants                                                  6             6
                                                          -----------    -----------    -----------   -----------

              Adjusted net income                         $    10,628    $    10,628    $    14,126   $    14,126
                                                          ===========    ===========    ===========   ===========

  V.  Net income per share                                $      1.58    $      1.58    $      2.04   $      2.08(A)
                                                          ===========    ===========    ===========   ===========




(1)  Fully diluted earnings per share is not presented as it is anti-dilutive.